EXHIBIT 99.2

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE	Contacts:	Jim Harp, CFO
04-020		Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
Lisa Elliott, Vice President
DRG&E / 713-529-6600

Hornbeck Offshore Announces Receipt of Requisite Consents

to Amend Indenture Governing its 10 5/8% Senior Notes due 2008

November 17, 2004 — New Orleans, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that it has received the consents necessary to adopt the proposed amendments to the indenture governing the Notes (the “Indenture”) in its previously commenced tender offer (the “Offer”) and related consent solicitation (the “Consent Solicitation”) for any and all $175,000,000 aggregate principal amount of its 10-5/8% Senior Notes due 2008 (CUSIP 440536 AB 6) (the “Notes”). Adoption of the proposed amendments required the consent of holders of at least a majority of the aggregate principal amount of the outstanding Notes, and holders who tendered their Notes in the Offer were deemed to consent to the proposed amendments. A total of approximately $159,454,000, or over 91% in aggregate principal amount of the outstanding Notes were validly tendered and not validly withdrawn before 5:00 P.M., Eastern time, on November 17, 2004 (the “Consent Time”).

The Company and the Indenture trustee, Wells Fargo Bank, National Association, anticipate executing, within the next few days, a supplemental indenture setting forth the proposed amendments to eliminate most of the restrictive covenants and certain events of default from the Indenture. The proposed amendments will become operative upon the closing of the purchase by the Company of the Notes tendered by the Consent Time, which totaled more than a majority of the Notes outstanding. The closing is expected to occur on November 23, 2004. Such amendments will be binding upon all holders of Notes, including those not tendering pursuant to the Offer

Based on an initial settlement date of November 23, 2004, the total consideration per $1,000 principal amount of Notes will be $1,102.28. Holders that tender their Notes after the Consent Time and on or prior to 5:00 P.M. Eastern time, on December 3, 2004, will receive the purchase price per $1,000 principal amount of Notes of $1,069.73, based on an expected final settlement date of December 6, 2004, but such tendering holders will not receive the consent payment of $30.00 per $1,000.00 principal amount that is payable to holders that tendered their Notes prior to the Consent Time. Payment for all of the Notes accepted in the Offer will also include accrued and unpaid interest up to, but not including, the applicable settlement date.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

####